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Transcript of Genzyme Corporation’s Q1 2010 Earnings Call

CORPORATE PARTICIPANTS

Patrick Flanigan

Genzyme Corporation - Senior Director of IR

Henri Termeer

Genzyme Corporation - Chairman of the Board, CEO

Mike Wyzga

Genzyme Corporation - CFO

Scott Canute

Genzyme Corporation - President- Manufacturing Operations Globally

Pam Williamson

Genzyme Corporation - SVP- Regulatory Affairs

Tom DesRosier

Genzyme Corporation - Chief Legal Officer

Ron Branning

Genzyme Corporation - SVP Global Product Quality

David Meeker

Genzyme Corporation - COO

Mark Enyedy

Genzyme Corporation - SVP- Oncology & Multiple Sclerosis

Geoff McDonough

Genzyme Corporation - SVP- GM, LSD Therapeutics

John Butler

Genzyme Corporation - SVP- Cardiometabolic & Renal

CONFERENCE CALL PARTICIPANTS

Michael Yee

RBC Capital Markets - Analyst

Jim Birchenough

Barclays Capital - Analyst

Eun Yang

Jefferies & Company - Analyst

Geoffrey Porges

Sanford Bernstein & Company - Analyst

Salveen Kochnover

Collins Stewart - Analyst

Yaron Werber

Citigroup - Analyst

Ian Somaiya

Piper Jaffray - Analyst

Josh Schimmer

Leerink Swann & Company - Analyst

Geoffrey Meacham

JPMorgan - Analyst

Raghuram Selvaraju

Hapoalim Securities - Analyst

Bill Tanner

Lazard Capital Markets - Analyst

Steve Harr

Morgan Stanley - Analyst

Shiv Kapoor

Morgan Joseph - Analyst

Aaron Reames

Wells Fargo Securities - Analyst

Jon Stephenson

Summer Street Research - Analyst

Rachel McMinn

BofA/Merrill Lynch - Analyst

Phil Nadeau

Cowen and Company - Analyst

Chris Raymond

Robert W. Baird & Company - Analyst

Josh Schwimmer

PRESENTATION

Operator

Welcome to Genzyme Corporation’s first quarter financial results conference call. All parties will be in a listen-only mode until the question-and-answer session. (Operator Instructions) Also this call is being recorded. If you have any objections, you may disconnect at this time.

I would now like to turn the call over to Mr. Patrick Flanigan, Senior Director of Investor Relations. Sir, you may begin.

Patrick Flanigan — Genzyme Corporation - Senior Director of IR

Thanks, Pat and welcome, everyone to our first quarter earnings conference call. As a reminder on this call we will be making forward-looking statements including those regarding our current Cerezyme and Fabrazyme supply expectations, our plans to increase manufacturing capacity and to exit fill/finish operations at our Allston facility. Our expectations regarding the terms and timing of the consent decree being negotiated with the FDA, our product development plans and regulatory timetables for Lumizyme, and our late stage pipeline and our assessment of the future of the business. These statements are subject to risks and uncertainties that may cause actual results to differ from those forecasted. Please refer to the risk factor section of our 2009 10-K on file with the SEC for more information on those risks. These statements speak only as of today’s date and we undertake no duty to update or revise them.

If during the call we use any nonGAAP financial measure, you’ll find on our website reconciliation to the most directly comparable GAAP financial measure.

And also as just as a reminder we are going to host an Analyst Day on May 6th. Space is limited so we do recommend that you RSVP as soon as possible for a seat at Analyst Day. And with that I’d like to now turn the call over to, Genzyme’s Chairman and CEO, Henri Termeer.

Henri Termeer — Genzyme Corporation - Chairman of the Board, CEO

Thank you, Patrick and thank you everybody participating this morning. I have with me Mike Wyzga, Chief Financial Officer, he will go through the financial details. Also Scott Canute, our new President for Manufacturing Operations Globally, and they will talk about where we are in the manufacturing recovery programs. David Meeker is here, our new Chief Operating Officer, whom all of you know and Ron Branning, our Head of Quality Globally, and he will make some comments and respond to Q&A. Actually you will respond to Q&A, Ron. And then Pam

Williamson is here the Head of Regulatory Affairs Globally and the usual business unit leaders that all of you are familiar with are here too to respond to Q&A.

The first quarter was a very eventful quarter and a quarter where a number of things happened in our route to our path to full recovery and restart of sustainable growth. That actually we’re constructive in some way and somewhat counterintuitive if you look at the fact that we had during the quarter the issuance of — at least the beginnings of the discussions with the agency, the FDA, on the consent decree and also late in the quarter we had a manufacturing interruption that was talked about in the release.

Very clear that in the short time our most important value creating and important thing for us to be able to accomplish is to get our manufacturing operations specifically Allston into shape so that we can produce at a high productivity and a reliable and productive way. Our— these two key products that have been impacted now for the last 12 months, Cerezyme and Fabrazyme, and Scott will talk about that. And it’s very clear that we are making progress in this regard. We were seeing it on a daily basis. When you’re close to it, you can see it. Scott can talk about what that progress is. But it is something that has to stay a focus for us for the remainder of the year.

It is clearly the subject around the consent decree, but as very importantly it impacts our ability to come back to full supply for Fabrazyme and Cerezyme. And those two programs have been impacted. Now for a period of time it’s gratifying to see how with a tremendous effort throughout the Corporation we are able to maintain a connection into the marketplace that works and (inaudible) works well. The loyalty in the marketplace is really quite gratifying. But we clearly have to be able to get to full supply in order to maintain the right clinical impact of these therapies. We are hopeful indeed that the progress that we are making will express itself in a much more reliable flow of product starting now.

The consent decree situation is much clarified I think we did receive the draft from the agency. We did tell you in the release what a draft says and we are in the middle of discussing important elements of this and the most important ones are— is the schedule. And the schedule that allows us to get out of the Allston facility in terms of filling and we get to Waterford our fill/finish operation in Ireland and to our CMO, Hospira in this case, as— in as good a way, predictable a way a safer way, so we don’t interrupt supply to products but we do meet the schedule that we agree on with the agency. That’s where the discussions are taking place. Tom DesRosier, our Chief Legal Officer, is here so I’m sure if you have questions he will be happy to answer them.

The business was pretty good during this quarter. We made very good progress indeed on a number of new products that were introduced last year or recently. Myozyme was up 28% from last year despite the impact on shipping late in the quarter that we will recover in the second quarter. Synvisc-One was up 26% from last year. And the first quarter is really a tough quarter for the seasonality is quite pronounced around this product, the second quarter is actually traditionally been a very very strong quarter. We are off on a strong start in second quarter and Synvisc-One is now 70% of revenues in that area and is quite gratifying to see how that product in an important way is making contribution to the Company now. Mozobil was up 75% in the first quarter versus last year and we reintroduced it of course about a year ago. And Clolar was up 36% was also quite gratifying to see and a product that has a long ways to go.

For this quarter we are looking forward to June the 17th, the PDUFA date for Lumizyme, it’s an important date. We have been— it has been a long convoluted path to get to the point where we have— can look forward to an approval of the product and start to really confer it. The ATAP markets side of Pompe in the United States to free of charge programs. But also start to promote really the program in the United States which we have not yet been able to do.

The— also important thing that happened last week at the AAN the disclosures of the risk benefits of Alemtuzumab for MS continue to be extremely reassuring. We are now 12 months away, little more than 12 months away from seeing the results of the first Phase III clinical trial. We’re learning a lot more about this marketplace. It is a very large marketplace. And we are becoming increasingly encouraged about the role that Alemtuzumab can play in the treatment of MS. It’s clearly a game changer and if we are able in the Phase III clinical trials, that were enrolled in record time, to reproduce these long-term results that we are now seeing on the Phase II, this truly is going to be a very important contribution to the treatment of these patients. Of course the marketplace is large, it’s well over $10 billion right now. By the time we get there it’s estimated to be about $13 billion and it’s clearly going to be a very important driver in our future.

So we are at a very interesting juncture in our recovery and repositioning of the Company and we are going to have shortly a meeting on the May 6th where we can talk about it again at Analyst Day about some of the things we are thinking of; How we think about the composition of businesses that we have, the contributions that they make to— in this diversified picture that we represent in a unique way in biotechnology, and also talk about some of these big drivers, growth drivers like Alemtuzumab for MS in the future. So at this moment let me hand over to Mike who will talk to the financial results and then Scott will talk about the manufacturing. Mike.

Mike Wyzga — Genzyme Corporation - CFO

Thank you, Henri. As Henri mentioned the first quarter was a challenging quarter. We had so many moving parts. We’re working our way through the manufacturing consent decree. And as we reported, we received the draft consent decree from the FDA. Now that consent decree provides for an upfront disgorgement of past profits of $175 million as well as potential other future disgorgements. We’re still actively negotiating with the FDA and we expect those to be completed in the second quarter.

Now under GAAP accounting we’re required to record a charge against our current income. It’s two tier, if it’s probable that the expense has been incurred and that if that expense can be estimated. So based upon the legal assessment of negotiations today it was determined that the $175 million of the disgorgement for past profits meets both of those conditions. So with that we backed up and we recorded $175 million as an expense in our Q1 results, we tax affected that at the appropriate rate. We expect these negotiations to be complete in this quarter and we’ll provide an update for the full consent decree at that time.

We’re also working our way through the impact of healthcare reform. The impact from our estimates in 2010 will come from three major areas. The first is the Medicaid rebates which will increase from 15.1% to 23.1%. The second is the 340B discount program which provides outpatient drugs at reduced rate for those qualifying entities. Often drug products are exempt from the expansion to these new entities, just as a back drop. Now a third of the change in the AMP discount definition. While still an estimate at this point, the total impact in the United States for revenues for Genzyme is less than $20 million in 2010, with most of the impact occurring in Q3 and Q4. If you multiply that by a Q4 run rate for those items that’ll take you to about $30 million to $40 million in 2011. The device tax which is the last leg of this stool is most impactful in 2013. We estimate that’ll be about 2.3% of the device products of Genzyme and again that’s in 2013.

So with that as backdrop, let me turn my attention now to the quarterly results for Q1 of last year. From Q1 of last year our top line revenue decreased by about 6% to approximately $1.07 billion. PGHs revenue decreased by about $157 million on a year-to-year basis. Now with all of that happening, Cerezyme decreased to $179 million and that was mostly due to supply limitations. With all that said, Cerezyme revenue increased by $74 million from Q4 to Q1 even as we started to rebuild our working inventory.

Fabrazyme revenue decreased on a year-to-year basis to $53 million and again that was impacted by the implementation of dose reduction. Myozyme revenue came in at $86 million with Europe 4000L making up most of the revenue. As we mentioned in our press release we had a shipment of about $8 million that was delayed late in the quarter due to a quality hold. With the subsequent release the product has shipped and the revenue will be booked in the second quarter.

Revenue in the Renal and Endocrinology area increased by about 4% to $252 million. Renagel and Renvela revenue was $165 million with increased buying somewhat offset by the average selling price declines. The average selling price decline was due to the impact of the conversion from Renagel to Renvela as well as lower pricing in Brazil. Thyrogen continues strong performance increasing by 18% on a year-to-year basis.

Within the Biosurgery area we increased by 15% overall, and the increase was predominantly Synvisc. Compared to last year worldwide Synvisc revenue increased 26% through Synvisc-One and increasing marketing share. From Q4 of last year the revenue for Synvisc actually went down a little bit due to the normal seasonality that we experienced with both Synvisc our classic and now with Synvisc-One.

In the Hematologic and Oncology area we increased by about 76%. Year-to-year increase follows close— the close of the deal with Bayer in June and the incremental revenue associated with Leukine, Fludara and Campath. Mozobil impact as Henri mentioned continues to grow. It had about 75% increase on a year-to-year basis. And Thymoglobulin, which is now part of the Hemo/Oncology area increased to $53 million as we saw our greatest sales in Asia.

Rounding out the top line in our other segment, Genetics business is relatively flat due to shifts within the product mix between reproductive testing and oncology. That resulted in a lower ASP. And the Diagnostics products increased to about $41 million.

Year-to-year, the revenue was benefited by foreign exchange. That increase was about $30 million. But from Q4 of last year the foreign exchange actually was negative and impacted our top line negatively by $18 million. Our nonGAAP gross margin for the first quarter was $745 million, or 69% of revenue. Our gross margin includes the $11 million of manufacturing-related discreet costs, most of those are associated with the idle facility in the UK. On a year-to-year basis the gross margin was impacted by both product mix as well as product margin decreases.

With regard to the product mix with (inaudible) constrained supply we shipped less high margin PGH products which lower the overall on gross margin as a percentage of revenue for the quarter. Secondly in going forward if we see— we continue to invest in our manufacturing, and while we expect the facilities to increase in both productivity and capacity over time, in the short term the individual margins will be somewhat impacted. Our operating expenses came in significantly under our estimates in 2010 and decreased as comparison for Q4 of last year.

Compared to Q1 our nonGAAP R&D expenses were $2.6 million. Last years R&D included about $18 million associated with EXACT Sciences transaction. And if you look at this on an apples-to-apples basis the R&D actually increased by about $31 million. Now most of that was focused on the small molecule program and the Myozyme ATAP support costs. It also increased, due to the impact of the Bayer transaction which you know closed off in the June time frame.

Our nonGAAP SG&A expenses were $353 million for the quarter. And as with the R&D expense, SG&A decreased on a quarter-to-quarter basis from Q4 last year. Compared to Q1 of last year, we saw an increase due to the full quarter of the Oncology team following again the transaction with Bayer. SG&A also reflects some of the increased costs associated with Synvisc-One. We also saw some increase in the global IT infrastructure costs.

Amortization increased in the quarter — to [$13 million] over last year, and that was again due to the date of transaction. On nonGAAP tax rate was 15%. Now this reflects the benefit of the audit settlements that we saw during the quarter which we took as a discreet item. Over the remaining quarters I expect our tax rate to be in the normal, somewhere around the 28% range— of profit range.

Our first quarter GAAP loss per share was $0.43, and again that’s due to the $175 million of the consent decree. In addition we also— on a GAAP to nonGAAP basis showed the pretax income— pretax expenses associated with the stock options, those came in at $48 million. Pretax acquisition costs related to the deal with Bayer were contingent consideration of $62 million. And purchase inventory step up of about $9 million.

The contingent consideration costs increased due to the revised— we had a revision of the long range forecast. And the increased revenue assumptions for both fludarabine and Leukine as well as Campath for MS. Our nonGAAP earnings per diluted share was $0.37 on the basis of 272 million shares outstanding. Our cash position decreased slightly to $962 million. Net cash from operations is approximately $126 million. And our capital expenditures came in at $152 million for the quarter and that was mostly focused on our manufacturing facilities. So I’m going to stop there and turn it back over to Henri.

Henri Termeer — Genzyme Corporation - Chairman of the Board, CEO

Okay thanks, Mike. Scott.

Scott Canute — Genzyme Corporation - President- Manufacturing Operations Globally

Okay. Before I talk specifically about the supply guidance for Cerezyme and Fabrazyme that we provided today, I’d like to briefly provide an update on a number of important aspects of our strategy across global manufacturing here at Genzyme. The time line for our major capacity addition programs are all holding firm. Our new bioreactor suite at Framingham has now gone aseptic. We have cells in the building, we’re preparing for engineering runs and everything still remains on track for approval at year end of 2011.

Our additional fill/finish capacity at Waterford is also on track for 2011 approval as well as our third Myozyme bioreactor out of Belgium. Our project to move all of our fill/finish operations out of Allston is progressing well. We have previously transferred all of our Cerezyme 400 unit filling to our Waterford plant, this represents about 80% of the volume of Cerezyme and 50% of the total volume that was previously filled at Allston.

We’ll begin validation lots at Hospira in June of this year to transfer the remaining products out of Allston. We’ll be manufacturing all of our products in Q3 of this year at Hospira and the ultimate exit will depend on the regulatory pathway going forward.

We continue to progress well on our plans to upgrade our facilities, systems and equipment at Allston, increasing our levels of redundancy and overall level of reliability.

In addition while we don’t know the final elements of the consent decree yet, we are preparing our organization, our resources and our processes to be able to operate effectively under conditions that would be typical of most previous consent decrees.

We’ve initiated the new working cell bank in both Fabrazyme bioreactors and have seen approximately a 30% improvement with the first bioreactor line which is now complete. We’ve made some minor adjustments to a key process parameter that affects bioreactor productivity and we expect to see further improvement with a second bioreactor which has recently been set and is currently running very well.

I do want to be clear that while we’re working with minimal inventories of Cerezyme and Fabrazyme while we complete these capacity addition projects and we strive to improve operations at our Allston manufacturing facility, therefore our ability to supply these drugs can be impacted by nonroutine manufacturing issues until we’re able to build inventory after Framingham comes online at the end of 2011.

Today as you’ve seen already, we’ve updated our supply guidance due primarily to a problem relating to a piece of equipment in our water for injection (WFI) system which was further compounded by a subsequent municipal power outage that we experienced. In early March, we began to see bioburden levels in our water for injection system that were higher than normal. We took all necessary action to maintain control of the system ultimately resulting in the removal of a heat exchanger from that system. At that point we’re in a state of control producing high quality water for injection for our plant operations.

On March 29th, the plant suffered a significant municipal power outage. After the power outage we again saw higher than historical levels of bioburden in our water for injection system. We immediately took the appropriate steps to remediate the problem ultimately performing a chemical cleaning and sanitization. The system is currently in a state of control and is producing good quality of water and production is going very well.

The impact of this problem really falls into two categories. The first is a loss of production time in order to take the necessary interventions to remediate the problem. Most of these interventions occur at post power outage, so have been relatively recent. Second impact is the potential to impact the work in process or the whip that was made during the period of higher than normal bioburden levels. No product manufacturer during this period has been released or will be released until we complete an investigation report including product quality and medical assessments as part of our normal routine procedure. And I do want to stress that this is just a normal part of our overall operations that when we see incidents like this much like the vent that we saw in Belgium around the Myozyme shipment, we take time out, we do the proper investigations and then we make the proper disposition decisions going forward. We’ll provide an update on our expectations for supply of both Cerezyme and Fabrazyme in approximately one month. Henri.

Henri Termeer — Genzyme Corporation - Chairman of the Board, CEO

Scott, thank you very much. And at this moment, Operator, we can move to Q&A.

QUESTION AND ANSWER

Operator

Thank you. We will now begin the question-and-answer session. (Operator Instructions) Our first question comes from Michael Yee with RBC Capital Markets.

Michael Yee — RBC Capital Markets - Analyst

Great, thanks guys. The team has acknowledged regulatory risk for a lot of things so I just wanted you guys to sort of revisit your confidence level on Lumizyme 4KL given the things that have happened over the last few weeks and a month, walk through again your take aways from FDA during the last month and in the context of the regulatory rule for Lumizyme 4KL and also any observations in Belgium. More or less what have you heard from them?

Henri Termeer — Genzyme Corporation - Chairman of the Board, CEO

I’m directing the question to our Head of Global Regulatory Affairs, Pam.

Pam Williamson — Genzyme Corporation - SVP- Regulatory Affairs

Sure, Michael thanks for the question. I can confirm that as far as the FDA’s review of the Lumizyme application is that we are on track. We’ve been in discussions with the agency responding to what I would consider the types of normal routine requests that would occur during the course of the review. And again we stand by the fact that they have indicated that our PDUFA date is June 17th and I don’t see any reason that that would be in any way jeopardized.

Henri Termeer — Genzyme Corporation - Chairman of the Board, CEO

And then a comment as regards to the Belgium impact.

Pam Williamson — Genzyme Corporation - SVP- Regulatory Affairs

Right, so as was indicated by Scott there was the need to take time to take a look at a mechanical issue that occurred and that was discovered quite frankly during our routine maintenance in the facility. And as a precautionary measure, we suspended the shipment until the quality assurance assessment could be completed and the relevant regulatory agencies could be informed. That investigation has now been resolved and we are in midst of continuing to ship as usual.

Michael Yee — RBC Capital Markets - Analyst

Okay, thanks.

Henri Termeer — Genzyme Corporation - Chairman of the Board, CEO

Next question.

Operator

Thank you. Jim Birchenough with Barclays Capital.

Jim Birchenough — Barclays Capital - Analyst

Yes hi, guys. In reading the description of the consent decree it seems that it’s really all tied to getting out of Allston. Is there anything you need to do in the intermediate term in terms of remediating Allston to avoid disgorgement of profits or is it all just related to getting out of Allston in a timely matter, and what is that time frame?

Henri Termeer — Genzyme Corporation - Chairman of the Board, CEO

Maybe can ask Tom DesRosier, our Chief Legal Officer, to kind of go through it. Because there are two elements and one deals with Allston and the daily $15,000 number, and the other deals with fill/finish and the royalty numbers. So maybe you could just outline it for him— for the group.

Tom DesRosier — Genzyme Corporation - Chief Legal Officer

Right, so as Scott mentioned we are on track to get fill/finish out of Allston, that’s the initial primary concern that FDA has and we have as well. We will come up with a time table agreed upon with FDA for that exit. We expect that to be a reasonable time period, the discussions have gone quite well, quite cooperatively. We expect that to happen sometime this year. So we don’t think there’s risk in missing the deadline and missing the deadlines would result in the 18.5% royalty disgorgement, so we have a lot of incentive to move quickly out and FDA is going to work with us to get an appropriate time line in place. The second thing—

Jim Birchenough — Barclays Capital - Analyst

Can I just ask, I just want to follow up on that. Just to be clear the 483 observations from November, there’s no time line for resolving those?

Tom DesRosier — Genzyme Corporation - Chief Legal Officer

The exit from fill/finish and the time line that we will agree upon with FDA has nothing to do with the— with addressing the observations in—

Jim Birchenough — Barclays Capital - Analyst

You don’t need to address them?

Henri Termeer — Genzyme Corporation - Chairman of the Board, CEO

No, the 483 comments that were based on the fill/finish, which were most of the comments, of course those will become moot when we no longer use the fill/finish in Allston and that’s really the whole intent here. It’s very clear and you read the 483 that there were these concerns. We shared those concerns. We were in the process of moving out of Allston and this particular consent decree is actually putting some real hard schedule behind that operation to move out and they want to make sure that we are moving out and that’s why they put this royalty obligation if we are missing the scheduled time lines.

Tom DesRosier — Genzyme Corporation - Chief Legal Officer

Right. And then the second piece of the equation is over the course of the next couple of years we will have a remediation plan that will address any of the issues that have come up over the past year at the facility other than the fill/finish portion of the facility. That plan will be again agreed upon between Genzyme and FDA to the extent we don’t miss some of the time lines — some of the deadlines in that time line than we’d be required to pay $15,000 a day until we do meet those deadlines. But that will have nothing to do with a fill/finish facility.

Jim Birchenough — Barclays Capital - Analyst

Great, thanks for taking the question.

Tom DesRosier — Genzyme Corporation - Chief Legal Officer

Okay.

Operator

Eun Yang with Jefferies.

Eun Yang — Jefferies & Company - Analyst

Thank you. I want to ask you a question on Hospira. You mentioned that you are getting out of fill/finish out of Allston to Hospira in third quarter. And has the fill/finish process for Genzyme to product to Hospira been filed for approval? And if it’s so, the recent warning letter to Hospira the is facility different for Genzyme, what do you think has been the impact on approval process?

Henri Termeer — Genzyme Corporation - Chairman of the Board, CEO

Scott?

Scott Canute — Genzyme Corporation - President- Manufacturing Operations Globally

Sure. Yes, we’re certainly on track. And the— Pam may comment as well, but the regulatory pathway for Hospira is reasonably clear. We submit comparability protocols actually back in the January time frame, which will show comparability as we transfer products to Hospira in Kansas and we’re working through the specifics on the regulatory path approval for markets outside of the US as well.

In terms of the warning letter, we really don’t see that having any impact on our ability to transfer products nor on the regulatory pathway forward. The warning letter impacted different plants and keep in mind we currently fill and finish— we fill a number of products already at Hospira. We have a good working relationship with them and feel that this won’t have any impact in terms of our ability to expedite our exit from Allston.

Eun Yang — Jefferies & Company - Analyst

Thank you.

Operator

Thank you. Geoffrey Porges with Bernstein.

Geoffrey Porges — Sanford Bernstein & Company - Analyst

Thanks very much and lots of questions. But perhaps on the consent decree, you talked a little bit just already about the time line. But Quantic involved, have you got any indication from the FDA about whether they are an acceptable supervisor for your remediation efforts or are you going to have to significantly expand that relationship or bring in another relationship? Sort of address that, that would be helpful.

Henri Termeer — Genzyme Corporation - Chairman of the Board, CEO

Tom?

Tom DesRosier — Genzyme Corporation - Chief Legal Officer

So the standard way FDA deals with that is they define the criteria for which the Company uses to choose an expert and Quantic clearly fills that definition. They’ve been used in multiple consent decree situations before. We have been in communication with FDA about using Quantic and they have not raised any objection to that and Quantic continues to work with us in putting together the time lines that we will agree upon with FDA. So they’re involved in the negotiation discussions and in the total picture. We have no expectation that we won’t continue to use Quantic or that we will need anyone else.

Geoffrey Porges — Sanford Bernstein & Company - Analyst

Great, thank you.

Operator

Salveen Kochnover with Collins Stewart.

Salveen Kochnover — Collins Stewart - Analyst

Hi, I have another question on the consent decree. But will Thyrogen fill/finish be allowed to continue at Allston during the time period?

Henri Termeer — Genzyme Corporation - Chairman of the Board, CEO

Tom.

Tom DesRosier — Genzyme Corporation - Chief Legal Officer

So we continue to operate Thyrogen as usual and we’re in discussions with FDA to convince them that it is medically necessary as they have determined already for Cerezyme, Fabrazyme and Myozyme. We’re hopeful that they will conclude that it is and it will be grouped with the other drugs but we’re still in discussions on that.

Salveen Kochnover — Collins Stewart - Analyst

Perfect. Thank you.

Operator

Yaron Werber with Citi, your line is open.

Yaron Werber — Citigroup - Analyst

Great, thanks for taking my questions. So I had a question about— give us a little bit of understanding it’s relating to Cerezyme and Fabrazyme and the Allston delay. So I mean it sounds like it was a question of bioburden and a question of water injection and the power outage, but we’re talking now another two to three months push out on Cerezyme. So help us understand a little bit what needs to happen for you to be able to ship to make sure this doesn’t get pushed out again. And how— do you have any WIP (work in process at all) at all. It sounds like from the press release that there’s work in process on Fabrazyme that might be impacted. What about Cerezyme and how— when are you going to know whether you’re going to be able to use it?

Henri Termeer — Genzyme Corporation - Chairman of the Board, CEO

Let me ask Ron Branning, our Head of Quality Operations Worldwide, to talk about that.

Ron Branning — Genzyme Corporation - SVP Global Product Quality

Good morning. I’ve just been in discussions with the— our expert consultants and our folks in the Allston facility this morning, and we have a clear path to resolve the investigation by the end of this week and begin shipments of product early next week.

Yaron Werber — Citigroup - Analyst

So why is it — it sounds like it’s going to be a two to three months push out essentially or maintaining the 50% supplies. So I’m just trying to handicap why is that?

Henri Termeer — Genzyme Corporation - Chairman of the Board, CEO

Let me ask Scott to answer that question. As Scott said earlier, there where two impacts. One on WIP, one on actual productivity because we couldn’t process everything. But Scott goes through that.

Scott Canute — Genzyme Corporation - President- Manufacturing Operations Globally

No that’s exactly right, Henri. And just to echo what Ron had said. There are two in fact impacts. We have WIP that we currently— that we’re currently evaluating, again as a normal process of routine operations. Any time we see, if you will, an excursion or change from historical performance we’ll as a precautionary measure, we’ll put material on hold until we can complete an investigation of it and then release it appropriately, and that’s what Ron was alluding to. So that’s one piece of the impact.

The other piece of the impact is that we did loose some production days because of the remediation efforts that needed to take place to get the water system back into a state of consistent with historical performance. So these would be things like sanitizations we took, we changed some gasket materials in the line, we did a chemical cleaning and all those types of things would impact our ability to process material on an ongoing basis. So it’s really the combination of those two impacts that have attributed and led us to the revised guidance that we did today.

I do want to emphasize that the product— the water system is fine today. The bioburden levels are very good and consistent, if not better, than what we’ve seen historically. We’re producing good quality product. And so all the WIP the product that we’re making, and we have been making for the last week and a half or so, is currently good product and will push it forward as we normally would.

Yaron Werber — Citigroup - Analyst

Okay, thank you.

Operator

Thank you. Ian Somaiya with Piper Jaffray.

Ian Somaiya — Piper Jaffray - Analyst

Yes good morning, guys. So I was hoping Mike could walk us through the accounting of the various I guess line items associated with the consent decree. I guess you touched on the $175 million. If there are future disgorgements are they— are you going to treat them as one-time items or is that going to be an impact on the nonGAAP earnings? And then if you can talk about the costs associated with the remediating the plant and where that will show up?

Mike Wyzga — Genzyme Corporation - CFO

Sure. Well we hope there won’t be any to start off with because as we clarify with negotiation with the FDA we hope we can remediate our way out of it. But I will also tell you, so if you think about the remediation expenses on a percentage basis, those will be part of the manufacturing costs. They probably— we carve— we won’t carve those out as one-timer, but we’ll keep those off on the discreet item so you can see what’s occurring there, and that’s probably the way we’d capture it. With regard to the current expenses that are going through that facility, obviously we have the incremental cost associated with Quantic, those expenses show up in our manufacturing costs so those also show up in our cost of goods sold and those are in our cost of goods sold now.

Ian Somaiya — Piper Jaffray - Analyst

Okay. And if— just to be clear, the $15,000 per day violation or fees associated with it, it’s my understanding that there’s typically a cap that’s placed on it. Would that be— would that also apply to your situation?

Henri Termeer — Genzyme Corporation - Chairman of the Board, CEO

Tom?

Tom DesRosier — Genzyme Corporation - Chief Legal Officer

Yes, we are negotiating with FDA a cap on the liquidated damages portion which is the $15,000 per day, but we haven’t arrived at a number yet.

Ian Somaiya — Piper Jaffray - Analyst

Okay, thanks.

Operator

Josh Schwimmer with Leerink Swann, your line is open.

Josh Schwimmer

Great, thanks for taking the questions. Scott, I guess you talked about the analysis of the WIP to determine whether it’s something that can be released and refer to kind of incidents like this. Based on your experience what’s your confidence that the WIP can be released, this is for Cerezyme specifically? What do you need to demonstrate in the WIP to make a go release decision or not and how soon will that decision be made?

Henri Termeer — Genzyme Corporation - Chairman of the Board, CEO

Let me ask Ron to answer that question.

Ron Branning — Genzyme Corporation - SVP Global Product Quality

Thanks, very much. The discussions that we had ongoing and the path forward that we have is we will close the investigation and we’ll begin shipping product to— and releasing product next week. We have a very clear path for each of the individual lots that we have in place and we are confident that they are all in a releasable state at this time based on the reviews of the individual lot data that we have so far.

Josh Schimmer — Leerink Swann & Company - Analyst

So the two to three month delay is with the assumption that the WIP will all be released and if it’s not released, what is the delay?

Henri Termeer — Genzyme Corporation - Chairman of the Board, CEO

No, the two to three months really deals with the lost production days that were mentioned by Scott. And the difference of two to three months, the range that that represents deals with this process that Ron was mentioning.

Josh Schimmer — Leerink Swann & Company - Analyst

Okay, that’s— and then Thyrogen and the determination of medical necessity. If you can’t convince the FDA that it is a medically necessary product, does shifting the fill/finish out of Allston for Thyrogen specifically then allow you regardless of medical need or not to return to shipping Thyrogen or to continue shipping Thyrogen?

Henri Termeer — Genzyme Corporation - Chairman of the Board, CEO

Tom.

Tom DesRosier — Genzyme Corporation - Chief Legal Officer

Yes, absolutely. We do have current plans to move that fill/finish for Thyrogen out of Allston, that will happen this year and so to the extent FDA does not ultimately agree with us on the medical necessity, we may even decide to prioritize the move of Thyrogen out of Allston. But your assumption is right, once it’s out then it’s not affected by the consent decree.

Josh Schimmer — Leerink Swann & Company - Analyst

Okay, thanks very much.

Operator

Geoffrey Meacham with JPMorgan.

Geoffrey Meacham — JPMorgan - Analyst

Hey, guys thanks for taking the question. When you guys initially talked about the consent decree it was restricted to Allston and I’m wondering if the discussion on fill/finish and Waterford if it’s a natural extension of resolving the issue or if it’s a new item? And the follow up to that is when was the FDA last — when have they last inspected the Waterford facility?

Henri Termeer — Genzyme Corporation - Chairman of the Board, CEO

Yes Waterford is not involved in this consent decree. And Waterford is in place where we will be going with filling. This is a fantastic facility that’s being expanded. So we will be filling many of our own products in the future in Waterford and we will use Hospira as was mentioned earlier. The last time that FDA was there, Pam?

Pam Williamson — Genzyme Corporation - SVP- Regulatory Affairs

It was last fall. Fall of 2009.

Geoffrey Meacham — JPMorgan - Analyst

Okay, okay thank you.

Operator

Raghuram Selvaraju with Hapoalim Securities your line is open.

Raghuram Selvaraju — Hapoalim Securities - Analyst

Yes, thanks for taking my questions. So with respect to the fill and finish moving it out and into Waterford, could you sort of go through the enzyme replacement therapies? How— what percentage of fill and finish is currently being conducted at Waterford and what percentage would be conducted at Hospira? And specific to Lumizyme where would the fill and finish be sourced?

Henri Termeer — Genzyme Corporation - Chairman of the Board, CEO

Scott, do you like to take that?

Scott Canute — Genzyme Corporation - President- Manufacturing Operations Globally

Yes, I’ll make an attempt at it anyway. We have Waterford capacity that currently online is approximates the capacity that we have currently at Allston, if you just look at the filling line and the (inaudible) obviously we’re adding additional capacity at Waterford as I mentioned earlier and will be on track in 2011. Currently Waterford does Myozyme, it does the Cerezyme 400u that I mentioned earlier, does all the Cerezyme 400 unit that we have. As well as it does some Thymoglobulin formula, excuse me, fill/finish as well. What’s remaining in Allston is about, as I said about, it’s around 50% of our volume is already moved out, our historical volume is already moved out of the site and the remainder of that will be done at Hospira. And that’s the two Fabrazyme formulations as well as the Thyrogen formulation.

We will probably, not probably, we will absolutely when we have time to we’ll validate Hospira for additional formulations of Cerezyme and will validate Waterford for additional formulations that we’re doing at Hospira, so we have redundancy as we need to going forward so that we’ve got multiple capacities. So right now if you just look at it today, we’ll be to a point where about half the volume is in Waterford, half of it will be in Hospira after we exit Allston. The Myozyme currently is already done either at Hospira or is done at Waterford.

Henri Termeer — Genzyme Corporation - Chairman of the Board, CEO

And Cerezyme would be done also in Waterford.

Scott Canute — Genzyme Corporation - President- Manufacturing Operations Globally

Waterford.

Pam Williamson — Genzyme Corporation - SVP- Regulatory Affairs

Yes, absolutely Lumizyme will be at Waterford.

Scott Canute — Genzyme Corporation - President- Manufacturing Operations Globally

That’s right.

Raghuram Selvaraju — Hapoalim Securities - Analyst

And then with respect to the Framingham inhale derived drugs, where are those going to be fill and finished? Is any of the product that is scheduled to be produced from Framingham or in Geek going to be handled by Hospira?

Scott Canute — Genzyme Corporation - President- Manufacturing Operations Globally

Yes the Fabrazyme that we’ll do at Framingham will definitely be done at Hospira. Yes definitely, at least initially. Now when we get the additional capacity at Waterford and we get the cross registrations done at both sites we’ll look at the whole network as a whole and we’ll try and optimize how we have our— are using all our capacity on a global basis to make sure that we can enhance the reliability and ensure redundancies across the system. So we may change the actual product mix across the plants over time.

Raghuram Selvaraju — Hapoalim Securities - Analyst

Thank you.

Operator

Bill Tanner with Lazard Capital Markets.

Bill Tanner — Lazard Capital Markets - Analyst

Thanks for taking the question. Maybe a question for you, Scott. You mentioned that inventories were relatively low. I don’t know if anybody can quantify that. But how serious of a production event would need to occur for that cushion to be depleted?

Henri Termeer — Genzyme Corporation - Chairman of the Board, CEO

The inventories are a month approximately.

Scott Canute — Genzyme Corporation - President- Manufacturing Operations Globally

Right, that’s right. That’s right.

Bill Tanner — Lazard Capital Markets - Analyst

And so—

David Meeker — Genzyme Corporation - COO

So this is Dave, we can just provide some additional clarity on that. So the 50% allocation which we went to over the past two months was designed to create this two to four weeks of a buffer inventory, if you will, which will allow us to manage the logistics of shipping. So it wasn’t in inventory in any sense that would allow us to mitigate an event in the plant. And that’s I think the key piece going forward is that this is the kind of event if we had the usual amount of inventory of course would be invisible, and the world we’re living in with at most two to four weeks of inventory, any kind of interruption to the manufacturing supply tends to become visible. So that’s where we are in this situation.

Bill Tanner — Lazard Capital Markets - Analyst

And then just maybe a bigger picture, I guess you’re never really out of the woods. But at what point in time is it like are we looking at sometime in mid and early 2011 or mid-2011 when everything will be up and running such that any externalities could be reasonably well absorbed by the system? I mean just trying to think about when is this whole manufacturing situation pretty firmly behind us?

Henri Termeer — Genzyme Corporation - Chairman of the Board, CEO

We need the capacity of the new plant at Framingham to start to build the inventories. And that has been the case for a long time, we’ve always mentioned that. We will be starting to produce engineering runs starting this year.

Scott Canute — Genzyme Corporation - President- Manufacturing Operations Globally

End of the year.

Henri Termeer — Genzyme Corporation - Chairman of the Board, CEO

And in some way that does start to provide an inventory build, but obviously not releasable until the plant is approved. That is the key factor here.

Bill Tanner — Lazard Capital Markets - Analyst

Okay, thanks.

Operator

Steve Harr with Morgan Stanley.

Steve Harr — Morgan Stanley - Analyst

I just wanted to just change tacks here for a second and ask you about the strategic review you guys are undergoing in your businesses. Maybe you could talk to us a little bit about what the goals of the review is and then how you’re looking the business lines, whether you’re looking to sell assets or businesses or spin them out or simply to restructure them? And what the end game here is likely to be?

Henri Termeer — Genzyme Corporation - Chairman of the Board, CEO

Yes, this is earnings call and it would be quite a diversion to go into a strategic view of the different businesses. And— but we will be able to talk about that with greater clarity during the analyst call, analyst meeting on May the 6th. But generally what you do when you go through these processes you look at the whole packets of the whole portfolio of businesses and you look at the opportunities that that represents. And what we want to end up with is a Company that has diversified capability to sustain the kinds of risks inherent in this business, but is also optimized in terms of what’s in the package. And it allows us to manage it in an effective way with the great synergies between the different businesses. So we’ll look at all of these elements. We look at return on investment. We look at all the different things that anybody who looks at when they do a portfolio of view of businesses as we now are starting to be engaged in a much more direct way. Next question.

Operator

Shiv Kapoor, Morgan Joseph.

Shiv Kapoor — Morgan Joseph - Analyst

Hi, thanks for taking my questions. I’ve got a couple of questions on alemtuzumab. You mentioned, Henri, you mentioned the Phase III very briefly in your opening remarks. And some of the patients have been on this drug in the Phase III for two and a half years and some have probably taken their third injection. I’m wondering if you are witnessing any progressive increase in opportunistic infections through the patient monitoring program that you have?

Henri Termeer — Genzyme Corporation - Chairman of the Board, CEO

Yes, we don’t have a medical person in the room to make comments there. So Mark Enyedy, who actually is a lawyer which may help to make comments on that. But he’s very very close to this program. But Mark, can you make any comments?

Mark Enyedy — Genzyme Corporation - SVP- Oncology & Multiple Sclerosis

Sure. So briefly the trial design here there are two Phase III studies. The first is a study in treatment naive patients head-to-head against Rebif. And these are two-year studies followed by an extension study where the patients are rolled over for the potential for additional therapy if needed. So if the patient manifests progression of the disease, they’re eligible for additional therapy. And in addition to that the patients that were on the Rebif arm are also eligible to receive alemtuzumab in the extension study.

The second Phase III study is again a head-to-head against Rebif. In this case in patients who were on a licensed therapy prior to study entry either one of the interferons or Copaxone and have had progression of their disease while on that therapy are the patients that are seen in this second study, what we call the treatment experience study. Similar design in the sense that there’s two year follow up for those patients and they are eligible then to roll over into the extension study.

The— there’s nothing new to report in terms of the adverse event profile of the product in the Phase III studies. And what I can describe to you however is the experience in the long term follow up from the Phase II studies which was that the incidents of opportunistic infections declined over time with the patients in the study. So we saw the most infections in the first year and it declined in the second year and then the Phase II study was the three year follow up and the rate of infection declined in the third year as well. And the important point here is that the infection seen in these studies were overwhelmingly mild to moderate in their severity. And consistent with some of the data that we reported at AAN last week, what we see here is as opposed to a drug like Tysabri or even FTY720 where there is chronic suppression of the immune system, what we see with alemtuzumab is the reconstitution of the immune system following therapy which seems to confer higher degrees of protection from infection while the patient’s on therapy.

Shiv Kapoor — Morgan Joseph - Analyst

That’s very helpful. One more question. Do you have agreement with the FDA on the primary endpoint SPA?

Henri Termeer — Genzyme Corporation - Chairman of the Board, CEO

Mark?

Mark Enyedy — Genzyme Corporation - SVP- Oncology & Multiple Sclerosis

So there is not a special protocol assessment in place for these studies. What we would say is that this is the first study that I’m aware of with progression— sustained accumulation of disability as a primary endpoint in the study. So we think we’re setting a new benchmark in terms of the efficacy endpoints for this study. I don’t know if Pam wants to comment.

Henri Termeer — Genzyme Corporation - Chairman of the Board, CEO

Yes Pam, do you want to make a comment on the meetings that we have with the FDA without getting ahead of the subject too far?

Pam Williamson — Genzyme Corporation - SVP- Regulatory Affairs

Yes and in fact we had a meeting not too long ago and in fact we do have an agreement with the FDA on our protocol designs for the Phase III study.

Henri Termeer — Genzyme Corporation - Chairman of the Board, CEO

Thank you.

Shiv Kapoor — Morgan Joseph - Analyst

Okay, thanks.

Operator

Aaron Reames with Wells Fargo Securities.

Aaron Reames — Wells Fargo Securities - Analyst

Thanks for taking my question. I just wanted to know if the consent decree is going to be handled out of the main justice or the US Attorney’s office in Massachusetts? And then if Thyrogen is deemed as being medically necessary does the disgorgement increase above $175 million then?

Tom DesRosier — Genzyme Corporation - Chief Legal Officer

So the answer to the first question is the consent decree is being handled by attorneys at FDA, compliance attorneys at FDA, the discussions are going between them and us. And the second question is no, the Thyrogen being medically necessary or not won’t have anything to do with the upfront disgorgement.

Aaron Reames — Wells Fargo Securities - Analyst

And just to clarify the first. Do you know if it’s going to get filed either there or in the— with the US Attorneys office in Massachusetts and where— does that have any impact on the terms of the consent decree?

Tom DesRosier — Genzyme Corporation - Chief Legal Officer

It doesn’t have any impact on the terms of the consent decree. But when the ultimate consent decree is filed with the complaint it’s likely to be in the District Court of Massachusetts, the Federal District Court of Massachusetts.

Aaron Reames — Wells Fargo Securities - Analyst

All right, thank you.

Operator

Jon Stephenson with Summer Street Research.

Jon Stephenson — Summer Street Research - Analyst

Great, I was just wondering if you could provide any more clarity on the patient losses on the Cerezyme and Fabrazyme front? And then I have a separate question on the working cell bank.

Henri Termeer — Genzyme Corporation - Chairman of the Board, CEO

Hey, Geoff.

Geoff McDonough — Genzyme Corporation - SVP- GM, LSD Therapeutics

Sure, Jon, thanks for the question. I think when we last spoke at the end of the fourth quarter we had estimated losses on both sides to be about 300, about 300 patients each. At this point our estimate is about 400 patients total, so an incremental 100 patients on each side.

Jon Stephenson — Summer Street Research - Analyst

Okay. And then in terms of working cell bank, you’d mentioned that you are seeing a 30% bump in the yields with the first run but you’re hoping for an additional 30% yield bump from that point. If you’re not able to get that second 30% bump, what does that do to your ability? What proportion of the demand would you actually be able to provide for the market if you’re not able to get that second bump?

Henri Termeer — Genzyme Corporation - Chairman of the Board, CEO

Geoff?

Geoff McDonough — Genzyme Corporation - SVP- GM, LSD Therapeutics

Yes, it’s Geoff here. So we estimate, and I have (inaudible), we estimate because it’s based on our modeling of demand but at that— at the current level of productivity that we’ve attained now we think we can meet about 85% of global demand.

Jon Stephenson — Summer Street Research - Analyst

Okay. Great, thanks.

Operator

Rachel McMinn with Banc of America/Merrill Lynch.

Rachel McMinn — BofA/Merrill Lynch - Analyst

Yes, thanks very much for the question. I wanted to ask how— there’s a sentence in the press release that talks about the impact of the pending consent decree on product release time lines and maybe I missed your discussion of this in the call, but can you just help us understand that point and how whether FDA will have any ability to sort of require a certain level of inventories beyond just the four weeks that you have now in order to be able to release product?

Henri Termeer — Genzyme Corporation - Chairman of the Board, CEO

Ron?

Ron Branning — Genzyme Corporation - SVP Global Product Quality

The intent in the negotiations with FDA is to describe how we will go through the release process and coordinate that with the expert consultant at Quantics. So we’re going from a self-certification to a Quantic certification process and we want to have FDA understand what that process needs to be and to give us sufficient time to put that in a lock step so that we do not significantly impact product release times.

Rachel McMinn — BofA/Merrill Lynch - Analyst

Okay, but does FDA have any control over how much inventory levels you keep on a go forward basis?

Pam Williamson — Genzyme Corporation - SVP- Regulatory Affairs

No.

Rachel McMinn — BofA/Merrill Lynch - Analyst

Okay and then just separately can you give us your thoughts on oral products and dialysis and whether you expect them to be, I guess we’re expecting an update soon on— from the final regulations? Are they going to be included or not and will that start sort of effect the January 1, 2011 or be pushed out several years, what’s your current thinking?

Henri Termeer — Genzyme Corporation - Chairman of the Board, CEO

John Butler?

John Butler — Genzyme Corporation - SVP- Cardiometabolic & Renal

Yes, thanks for the question, and it still is a question. We’re waiting for the final rule to come out and again we expect it soon. The dialysis centers need to have time to access the final rule across the board in order to decide whether they want to opt in fully to bundling or phase in over four period, so they need time to do that. CMS recognizes that so we do expect that before the end of April or sometime in the spring. And we’ve continued to have conversations as has the entire dialysis community around the fact that adding oral phosphate binders to the bundle isn’t the right decision for patients. We know that all of those meetings have been positive and they’ve certainly listened. It’s difficult to handicap what the outcome will be. But when the entire dialysis community from providers to patients to physicians to manufactures all agree that this is something that needs consideration before you rush into it, we like to think that will allow for that kind of thinking and a minimum kind of delay in implementation.

Rachel McMinn — BofA/Merrill Lynch - Analyst

Okay. Thanks very much.

Henri Termeer — Genzyme Corporation - Chairman of the Board, CEO

Operator, we’ll have two more questions and then I would refer all those that didn’t get their questions heard to make sure to get in touch with our — with Patrick in our Investor Relations Department. Go ahead.

Operator

Thank you. Phil Nadeau with Cowen.

Phil Nadeau — Cowen and Company - Analyst

Good morning, thanks for taking my question. I apologize if I’m being dense on this but I want to better understand what led to the two to three month delay in being able to fully supply Cerezyme and Fabrazyme. If I understand your response to Josh’s question, it sounds like most of that delay came from a reduction in production times because of the water problems. But it sounds like the delay or the loss in production was only a few days long. So can you help me understand how a few days loss of productions led to a two to three month push out to being able to supply the market?

Henri Termeer — Genzyme Corporation - Chairman of the Board, CEO

Scott?

Scott Canute — Genzyme Corporation - President- Manufacturing Operations Globally

Yes we went — and the vast majority of this happened post power outage, that’s why we keep emphasizing the power outage piece of it. We actually went through and had a period of about 20 days where we lost all our significant portion of about 16 days of production during that time period. And the water for injection system is kind of the life blood, if you will, of your plant, you use it for everything. So even though it was a reasonably short period of time and the impact in terms of lost production days and our ability to process whip through the plant was reasonably significant for that time period and that’s what led to the delay here.

Henri Termeer — Genzyme Corporation - Chairman of the Board, CEO

Maybe Scott you could clarify too when we run all the reactors that when you run up in the high productivity level and the impacts at that moment you have a big impact.

Scott Canute — Genzyme Corporation - President- Manufacturing Operations Globally

Yes, absolutely. Because we’re running everything obviously as aggressively as we can and that just means you need more water for injection, you need more water to be able to capture harvest to be able to make up media to feed the reactors and to be able to process buffers to prove everything true. So the fact that we’re running as aggressively as we are and as well as we are means that if you don’t have access to that water the impact will be more significant, but again that’s a good place to be running very aggressively.

Phil Nadeau — Cowen and Company - Analyst

Okay. And David in response to some earlier questions mentioned the disruptions like this would typically be invisible had you had an inventory buffer. And so in the past there may have been disruptions like this that we weren’t aware of. So can you give us some idea of how frequently it is when the product — when the facility is up and running, everything’s going smoothly just under the normal course of business, how frequently do disruptions of this magnitude or slightly less typically happen?

David Meeker — Genzyme Corporation - COO

In the ongoing production operations, any kind of a manufacturing operation, I mean you will see small downsides and small upsides both actually on a routine basis. It’s just part of the normal variability of running any manufacturing process. And again a downsize from that point would normally, would be invisible due to reasonable inventory levels that you had. So you would see those on a routine basis. Occasionally you will see interventions or you see issues of more major significance. And again inventory typically would protect the marketplace I mean from that and you set inventory targets based on your ability to supply reliably. And that’s just normal supply chain management. We don’t have that luxury here obviously, everyone’s well aware of that so you’ll see more of these things will impact on a realtime basis.

I would say that because the water for injection system does touch so much of our operations that this would be a bit of an anomaly. It would not be usual to see this type of an event occur on a frequent basis. So it’s does touch everything and as Henri said very clearly we’re running very aggressively and so it has more of an impact in the short term because of that, but again for good reason.

Phil Nadeau — Cowen and Company - Analyst

I guess what I’m driving at, what a skeptic might say is if you have disruptions like this periodically under normal conditions then a reasonable assumption for your ability to supply the market in the future might not be 100% between now and the end of 2011 but something more like 70% or 80% leaving room for error until the Framingham plant comes up. How would you respond to that?

David Meeker — Genzyme Corporation - COO

Yes, no I understand your question very well and it’s one we ask ourselves continually all the time and that I want to assure you that we don’t assume perfection in terms of when we put our supplies together. We assume we’re going to see some normal reasonable levels of ongoing variability in our overall production processes. But we don’t plan for significant events and if we see a significant event in the future, it could very easily potentially roll into a supply impact as we’ve been trying to say as well. So I hope that’s clear.

Phil Nadeau — Cowen and Company - Analyst

Yes, that’s very helpful. Thank you.

Operator

Thank you. Our last question comes from Chris Raymond with Robert Baird.

Chris Raymond — Robert W. Baird & Company - Analyst

Thanks for letting me sneak in here. If possible just a Renagel, Renvela question. I’m kind of struck on the revenue run rate here and I wonder if you could— I know you kind of walked through the reasons for the number being where it is. But if this is the lowest (inaudible) number you’ve seen quarterly since 2007 and I know much of it has to do with the conversion from Renagel to Renvela, but could you maybe quantify what the revenue boost you saw in 2009 was from the pricing increase you had for Renagel to try to encourage that conversion to Renvela, just so we can understand the run rate here going forward?

John Butler — Genzyme Corporation - SVP- Cardiometabolic & Renal

So we took 25% increase on Renagel versus Renvela, now that all doesn’t play through and so I — because of [C5] penalties on Medicaid et cetera. So I don’t have a definitive number of what the boost was on that. What’s important to note is that the conversion is accelerated significantly. So Renvela in the second quarter represented about— or actually just two thirds of our overall sevelamer sales in the US. And the Renagel sales that remain are increasingly the lower priced Medicaid sales. So the price is actually as we go through the year will be coming together as well. And as the Renagel what’s left is just our lowest priced product.

The other thing that Mike mentioned was the price change in Brazil. Remember Brazil is our second largest market in the world, now significantly smaller than the US, but we took a significant price decrease there as we were competing against a couple of similar products that were approved and we decided to be very aggressive. Still we’re left with a very healthy gross margin in the 67% range. But again it was a significant drop in our ESP and that had an impact on us.

Chris Raymond — Robert W. Baird & Company - Analyst

Okay. But the— to meet the guidance range that you guys gave for the Renagel, Renvela franchise of 740 to 770, one would assume that we’d need to see a trajectory then that kind of takes off from here. Is that fair?

Scott Canute — Genzyme Corporation - President- Manufacturing Operations Globally

Yes, and as I said we still are seeing volume growth. We’re just introducing Renvela into most of the large European countries in the second quarter, second and third quarter. So we do expect that we’ll see that. And I think Mike had something to add as well.

Mike Wyzga — Genzyme Corporation - CFO

Yes, the only thing I’d also point out is from Q4 to Q1 we did see a significant impact of FX rate as it impacted this business predominantly the European, but that would be part of it as well.

Chris Raymond — Robert W. Baird & Company - Analyst

Okay. And then if you don’t mind repeating something, Mike you quantified the FX impact in the quarter. We didn’t catch that. Could you repeat what that was?

Mike Wyzga — Genzyme Corporation - CFO

It was $30 million as I recall on a year-to-year basis positive and from Q4 to Q1 is was $18 million negative.

Chris Raymond — Robert W. Baird & Company - Analyst

Great, thank you very much.

Mike Wyzga — Genzyme Corporation - CFO

You’re welcome.

Henri Termeer — Genzyme Corporation - Chairman of the Board, CEO

All right. Thank you, everybody very much. I bet there are some questions that have not been answered so I do hope that you follow up and call our Investor Relations Department so that we can have a responsive moment with any of the outstanding questions. We look forward to seeing many of you at the May 6th analyst meeting and hopefully at that time we can further clarify where we are with the consent decree discussion and where we are in terms of the manufacturing issues that we talked about so extensively today. Look forward to talk to you then.

Operator

Thank you for participating in today’s conference call. You may disconnect at this time.

Editor

Important Information

Genzyme, its directors, and the other individuals identified in its preliminary proxy statement filed with the SEC on April 16, 2010, may be deemed to be participants in the solicitation of proxies from Genzyme’s shareholders in connection with the company’s 2010 annual meeting of shareholders. Information about the directors and other individuals and their interests can be found in the preliminary proxy statement, a copy of which is available at the SEC’s web site at www.sec.gov.

Genzyme shareholders are advised to read carefully the company’s definitive proxy statement relating to the company’s 2010 annual meeting of shareholders and any other relevant documents filed by the company with the SEC, when they become available, before making any voting or investment decision, because they will contain important information. The definitive proxy statement and other reports, when available, can be obtained free of charge at the SEC’s web site at www.sec.gov or from Genzyme at www.genzyme.com. A copy of the company’s definitive proxy statement will also be available for free by writing to Genzyme Corporation, 500 Kendall Street, Cambridge, MA 02142. In addition, copies of the proxy materials may be requested from our proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, (212) 750-5833

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